NewsRelease

TC PipeLines, LP Announces 2019 First Quarter Financial Results

HOUSTON, Texas – May 8, 2019 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported net income attributable to controlling interests of $93 million and distributable cash flow of $116 million for the three months ended March 31, 2019.
“The Partnership’s assets delivered solid results during the first quarter of 2019,” said Nathan Brown, president of TC PipeLines GP, Inc. “Our pipelines continue to benefit from increased natural gas flows and additional contracting. Our solid earnings and cash flow are generating healthy coverage and leverage ratios and provide ongoing value for our unitholders.”

“We are happy to report that our PNGTS expansion projects are progressing well with Phase 2 of the Portland XPress project and Phase 1 of the Westbrook XPress project expected to be in-service this November. And our North Baja XPress project is gaining momentum in response to market demand for transportation of natural gas in the region,” added Brown. “Looking out further, we continue to pursue a number of other commercial opportunities within our portfolio of high quality natural gas pipelines and we look forward to announcing them in due course.”

First Quarter Highlights (unaudited)
•	Generated net income attributable to controlling interests of $93 million
•	Paid cash distributions of $60 million, including $13 million paid to Class B units
•	Declared cash distribution of $0.65 per common unit for the first quarter of 2019
•	Generated EBITDA of $142 million and distributable cash flow of $116 million
•	Reduced long-term debt balance by $32 million; no outstanding balance on our Senior Credit Facility
•
Received approval from the Federal Energy Regulatory Commission (FERC) for both Iroquois Gas Transmission System, L.P. (Iroquois) and Tuscarora Gas Transmission Company (Tuscarora) rate settlements on May 2, 2019

•	Concluded successful binding open season for North Baja XPress project to transport additional volumes of natural gas along North Baja Pipeline LLC’s (North Baja) mainline system

The Partnership’s financial highlights for the first quarter of 2019 compared to the same period in 2018 were:
	Three months ended
(unaudited)	March 31,
(millions of dollars, except per common unit amounts)	2019	2018
Net income	100	102
Net income attributable to controlling interests	93	96
Net income per common unit – basic and diluted (a)	$1.28	$1.32

Earnings before interest, taxes, depreciation and amortization (EBITDA) (b)	142	150

Cash distributions paid	(47)	(76)
Class B distributions paid	(13)	(15)
Distributable cash flow (b)	116	112

Cash distribution declared per common unit	$0.65	$0.65

Weighted average common units outstanding – basic and diluted (millions) (c)	71.3	71.2

Common units outstanding, end of period (millions) (c)	71.3	71.3

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributable to the General Partner, by the weighted average number of common units outstanding. Refer to the “Financial Summary-Consolidated Statements of Operations” section of this release.

(b)
Distributable cash flow and EBITDA are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule for further detail.

(c)	Under the at-the-market (ATM) program, no common units were issued during the three months ended March 31, 2019 (2018 - 732,973 units issued).

Recent Business Developments:
Cash Distributions – On April 23, 2019, the board of directors of our General Partner declared the Partnership’s first quarter 2019 cash distribution in the amount of $0.65 per common unit payable on May 13, 2019 to unitholders of record as of May 3, 2019. The declared distribution to our General Partner was $1 million for its two percent general partner interest.
2018 FERC Actions Updates:
Iroquois, Tuscarora, and Northern Border Pipeline Company (Northern Border) took the actions listed below to conclude the issues impacting their pipelines as contemplated by the 2017 Tax Act and certain FERC actions that began in March of 2018, namely FERC’s Revised Policy Statement on Treatment of Income Taxes (Revised Policy Statement) and a Final Rule that established a schedule by which interstate pipelines must either (i) file a new uncontested rate settlement or (ii) file a one-time report, called FERC Form No. 501-G, that quantified the rate impact of the 2017 Tax Act on FERC-regulated pipelines and the impact of the Revised Policy Statement on pipelines held by an MLP (collectively “2018 FERC Actions”):

•
Iroquois -  On February 28, 2019, Iroquois filed an uncontested settlement with FERC to address the issues contemplated by the 2017 Tax Act and 2018 FERC Actions via an amendment to its prior 2016 settlement (2019 Iroquois Settlement). Among the terms of the 2019 Iroquois Settlement, Iroquois agreed to reduce its existing maximum system rates by 6.5 percent to be implemented in two phases; (i) effective March 1, 2019, a 3.25 percent rate reduction, and (ii) effective April 1, 2020, an additional 3.25 percent rate reduction. The 2019 Iroquois Settlement, which was approved by FERC on May 2, 2019, preserved the 2016 settlement moratorium on further rate changes until September 1, 2020. Unless superseded by a subsequent rate case or settlement, Iroquois will be required to have new rates in effect by March 1, 2023.

•
Tuscarora - On March 15, 2019, Tuscarora filed an uncontested settlement with FERC to address the issues contemplated by the 2017 Tax Act and 2018 FERC Actions via an amendment to its prior 2016 settlement (2019 Tuscarora Settlement). Among the terms of the 2019 Tuscarora Settlement, Tuscarora agreed to reduce its existing maximum system rates by 1.7 percent effective February 1, 2019 through to July 31, 2019. The existing maximum rates will decrease by an additional 10.8 percent for the period August 1, 2019 through the term of the settlement. Tuscarora is required to have new rates in effect on February 1, 2023. Tuscarora and its customers also agreed on a moratorium on rate changes until January 31, 2023.  The 2019 Tuscarora Settlement, which was approved by FERC on May 2, 2019, also reflects the elimination of the tax allowance previously recovered in rates along with the Accumulated Deferred Income Tax liability (ADIT) for rate-making purposes.

•
Northern Border - On April 4, 2019, Northern Border filed a petition for approval with FERC to amend the settlement agreement reached with its customers in 2017.  Unless superseded by a subsequent rate case or settlement, effective January 1, 2020, the 2 percent rate reduction implemented on February 1, 2019 will be extended to July 1, 2024 as part of the amended settlement agreement. The amendment is pending approval from FERC.

The financial impact of the above settlement filings continues to be captured within our previously estimated annualized revenue and cash flow reduction resulting from the 2018 FERC Actions.
Growth Projects:
North Baja XPress Project (North Baja XPress) - North Baja XPress is an estimated $90 million project to transport additional volumes of natural gas along North Baja’s mainline system. The project was initiated in response to market demand to provide firm transportation service of up to approximately 495,000 Dth/day between Ehrenberg, Arizona and Ogilby, California. The binding open season for the project was concluded in April of 2019 and the estimated in-service date is February 1, 2023, subject to the satisfaction or waiver of certain conditions precedent.

Westbrook XPress Project (Westbrook XPress) - In addition to Phases 1 and 2 of the Westbrook XPress project recently announced in February 2019, we have now signed precedent agreements with certain shippers that will result in a Phase 3 expansion for an additional 18,000 Dth/day. Westbrook XPress is an estimated $100 million multi-phase expansion project that is expected to generate approximately $35 million in revenue for Portland Natural Gas Transmission System (PNGTS) on an annualized basis when fully in service. It is part of a coordinated offering to transport incremental Western Canadian Sedimentary Basin natural gas supplies to the Northeast U.S. and Atlantic Canada markets through additional compression capability at an existing PNGTS facility. Westbrook XPress is designed to be phased in over a four-year period with Phases 1, 2 and 3 estimated in-service dates of November 2019, 2021, and 2022, respectively. These three phases will add incremental capacity of approximately 43,000 Dth/day, 63,000 Dth/day, and 18,000 Dth/day respectively. Westbrook XPress, together with Portland XPress, will increase PNGTS’ capacity by approximately 90 percent from 210,000 Dth/day to almost 400,000 Dth/day.

Results of Operations
The Partnership’s net income attributable to controlling interests decreased by $3 million in the three months ended March 31, 2019 compared to 2018, mainly due to the following:
Transmission revenues – Revenues were lower due largely to the decrease in revenue from Bison Pipeline LLC (Bison). During the fourth quarter of 2018 two of Bison’s customers elected to pay out the remainder of their contracted obligations on Bison and terminate the associated transportation agreements. The decrease was offset by the following:
•
increased contracting from Gas Transmission Northwest LLC (GTN), partially offset by its scheduled 10 percent rate decrease effective January 1, 2019 as part of the settlement reached with its customers in 2018; and

•	additional revenue from PNGTS from Phase 1 of its Portland XPress (PXP) project that went into service November 1, 2018.
Equity Earnings - The $5 million decrease was primarily due to the net effect of the following:
•
decrease in Iroquois’ and Great Lakes Gas Transmission Limited Partnership’s (Great Lakes) equity earnings during the first quarter of 2019 compared to the first quarter of 2018, during which sustained cold temperatures resulted in incremental seasonal winter sales that were not achieved in the same period of 2019; and

•	higher earnings from Northern Border resulting from an increase in its short-term firm services, partially offset by its scheduled rate reduction beginning in April 1, 2018.
Depreciation – The decrease in depreciation expense during the first quarter of 2019 was a direct result of the long-lived asset impairment recognized during the fourth quarter of 2018 on Bison which effectively eliminated the depreciable base of the pipeline.
Financial charges and other - The $1 million decrease was primarily attributable to the repayment of our $170 million term loan during the fourth quarter of 2018 and repayment of our Senior Credit Facility during the first quarter of 2019.
Net income attributable to non-controlling interests - The Partnership’s net income attributable to non-controlling interests was higher in the first quarter of 2019 than in first quarter of 2018 due to the increase in revenue earned on PNGTS as described above.
EBITDA was lower for the first quarter of 2019 compared to the same period in 2018. The $8 million decrease was due to lower revenue and equity earnings during the period as discussed above.
However, distributable cash flow increased by $4 million in the first quarter of 2019 compared to the same period in 2018 due to the net effect of:
•	higher distributions from our equity investment in Northern Border due to the increase in its revenue as described above and timing of capital spending related to compressor station maintenance costs;
•	lower distributions from our equity investment in Great Lakes primarily as a result of the decrease in its revenue as described above; and
•	decreased interest expense due to repayment of the $170 million Term Loan during the fourth quarter of 2018 and the repayment of the Senior Credit Facility in the first quarter of 2019.
Cash Flow Analysis

Operating Cash Flows
The Partnership’s net cash provided by operating activities increased by $18 million in the three months ended March 31, 2019 compared to the same period in 2018 primarily due to the net effect of:
•	lower net cash flow from operations of our subsidiaries primarily due to the decrease in Bison’s revenue partially offset by an increase in GTN’s and PNGTS’ revenue;
•	lower interest expense attributable to repayment of the $170 million term loan and the Senior Credit Facility;
•	higher distributions received from our equity investment in Northern Border as a result of its increased revenue; and
•	lower distributions received from our equity investment in Great Lakes due to lower revenue from seasonal winter sales.

Investing Cash Flows
Net cash used in investing activities increased by $13 million in the three months ended March 31, 2019 compared to the same period in 2018 primarily due to our consolidated subsidiaries’ higher capital maintenance expenditures in 2019 and continued capital spending on our PXP project.
Financing Cash Flows
The Partnership’s net cash used for financing activities was approximately $21 million higher in the three months ended March 31, 2019 compared to the same period in 2018 primarily due to the net effect of:
•	$6 million increase in net debt repayments;
•
$29 million decrease in distributions paid primarily due to the $0.35 per common unit reduction in distribution payments during the first quarter of 2019 related to fourth quarter 2018 performance as compared to the same period in 2018 in response to the 2018 FERC Actions;

•	$2 million decrease in distributions paid to Class B units in 2019 as compared to 2018;
•	$40 million decrease in ATM equity issuances in the first quarter of 2019 as compared to the same period in 2018; and
•
$6 million increase in distributions paid to non-controlling interests during the three months ended March 31, 2019 compared to the three months ended March 31, 2018 resulting from PNGTS’ higher revenue in the fourth quarter of 2018 compared to its revenue in the fourth quarter of 2017.

At March 31, 2019, the balance of our cash and cash equivalents was higher than our position at December 31, 2018 by approximately $19 million and our long-term debt balance was lower by $32 million. As of May 8, 2019, the available borrowing capacity under our Senior Credit Facility is $500 million. We believe our cash position, remaining borrowing capacity on our Senior Credit Facility, and our operating cash flows are sufficient to fund our short-term liquidity requirements, including distributions to our unitholders, ongoing capital expenditures and required debt repayments.

Non-GAAP Financial Measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
•	EBITDA
•	Total distributable cash flow
•	Distributable cash flow

EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the most comparable measure of net income. It measures our earnings before deducting interest, depreciation and amortization, taxes, net income attributable to non-controlling interests, and includes earnings from our equity investments.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.

Total distributable cash flow includes EBITDA plus:
•	Distributions from our equity investments
less:
•	Earnings from our equity investments,
•	Equity allowance for funds used during construction (if any),
•	Interest expense,
•	Income taxes,
•	Distributions to non-controlling interests, and
•	Maintenance capital expenditures from consolidated subsidiaries.
Distributable cash flow is computed net of distributions declared to the General Partner and any distributions allocable to Class B units. Distributions declared to the General Partner are based on its two percent interest plus, if applicable, an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN’s distributable cash flow for the year ending December 31, 2019 less $20 million (2018 - less $20 million) and, if required, the percentage by which distributions payable to common units were reduced (Class B Reduction). The Class B Reduction was implemented during the first quarter of 2018 following the Partnership’s common unit distribution reduction of 35 percent. The Class B Reduction will apply to any calendar year during which distributions payable in respect of common units for such calendar year are less than $3.94 per common unit.
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow” included at the end of this release.
Conference Call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.377.0758 on Wednesday, May 8, 2019 at 10 a.m. CT/11 a.m. ET. Nathan Brown, President of the General Partner, will discuss the first quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com or via the following URL: http://www.gowebcasting.com/9940. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.
A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. CT and midnight ET on May 15, 2019, by calling 800.408.3053, then entering pass code 7453094#.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.
Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements”. These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, and our ability to access  debt and equity markets that negatively impacts the Partnership’s ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A. in our Annual Report on Form 10-K for the year-ended December 31, 2018 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Grady Semmens
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income
	Three months ended
(unaudited)	March 31,
(millions of dollars, except per common unit amounts)	2019	2018

Transmission revenues	113	115
Equity earnings	54	59
Operation and maintenance expenses	(16)	(16)
Property taxes	(7)	(7)
General and administrative	(2)	(1)
Depreciation and amortization	(20)	(24)
Financial charges and other	(22)	(23)
Net income before taxes	100	103
Income taxes	-	(1)
Net income	100	102

Net income attributable to non-controlling interests	7	6
Net income attributable to controlling interests	93	96

Net income attributable to controlling interest allocation
Common units	91	94
General Partner	2	2
	93	96

Net income per common unit – basic and diluted (a)	$1.28	$1.32

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.2

Common units outstanding, end of period (millions)	71.3	71.3

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s two percent general partner interest. For the year ending December 31, 2019, the amount allocable to the Class B units is equal to 30 percent of GTN’s annual distributable cash flow, less the threshold amount of $20 million and is further reduced by the Class B Reduction for 2019 (2018 – less the threshold of $20 million and the Class B Reduction).  During the three months ended March 31, 2019 and 2018, no amounts were allocated to the Class B units as the annual threshold of $20 million had not been exceeded.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets
(unaudited)
(millions of dollars)	March 31, 2019	December 31, 2018

ASSETS
Current Assets
Cash and cash equivalents	52	33
Accounts receivable and other	41	48
Inventories	9	8
Other	5	8
	107	97
Equity investments	1,196	1,196
Property, plant and equipment
(Net of $1,128 accumulated depreciation; 2018 - $1,110)	1,522	1,529
Goodwill	71	71
Other assets	3	6
TOTAL ASSETS	2,899	2,899

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	29	36
Accounts payable to affiliates	7	6
Accrued interest	20	12
Current portion of long-term debt	36	36
	92	90
Long-term debt, net	2,040	2,072
Deferred state income taxes	9	9
Other liabilities	31	29
	2,172	2,200
Partners’ Equity
Common units	507	462
Class B units	95	108
General partner	14	13
Accumulated other comprehensive income (AOCI)	3	8
Controlling interests	619	591
Non-controlling interest	108	108
	727	699
TOTAL LIABILITIES AND PARTNERS’ EQUITY	2,899	2,899

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows
	Three months ended
(unaudited)	March 31,
(millions of dollars)	2019	2018

Cash Generated from Operations
Net income	100	102
Depreciation and amortization	20	24
Amortization of debt issue costs reported as interest expense	-	1
Equity earnings from equity investments	(54)	(59)
Distributions received from operating activities of equity investments	56	43
Change in operating working capital	13	6
	135	117
Investing Activities
Investment in Great Lakes	(5)	(4)
Distribution received from Iroquois as return of investment	2	2
Capital expenditures	(16)	(2)
Other	2	-
	(17)	(4)
Financing Activities
Distributions paid to common units, including the general partner	(47)	(76)
Distributions paid to Class B units	(13)	(15)
Distributions paid to non-controlling interests	(7)	(1)
Common unit issuance, net	-	40
Long-term debt issued, net of discount	18	75
Long-term debt repaid	(50)	(101)
	(99)	(78)
Increase in cash and cash equivalents	19	35
Cash and cash equivalents, beginning of period	33	33
Cash and cash equivalents, end of period	52	68

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

	Three months ended
(unaudited)	March 31,
(millions of dollars)	2019	2018
Net income	100	102

Add:
Interest expense (a)	22	23
Depreciation and amortization	20	24
Income taxes	-	1

EBITDA	142	150

Add:
Distributions from equity investments (b) (e)
Northern Border	27	19
Great Lakes	23	26
Iroquois (c)	14	14
	64	59
Less:
Equity earnings:
Northern Border	(21)	(17)
Great Lakes	(20)	(24)
Iroquois	(13)	(18)
	(54)	(59)
Less:
Interest expense (a)	(22)	(23)
Income taxes	-	(1)
Distributions to non-controlling interest (d)	(7)	(7)
Maintenance capital expenditures (e)	(6)	(6)
	(35)	(37)

Total Distributable Cash Flow	117	113
General Partner distributions declared (f)	(1)	(1)
Distributions allocable to Class B units (g)	-	-
Distributable Cash Flow	116	112

(a)	Interest expense as presented includes net realized loss related to the interest rate swaps.
(b)
Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities’ quarterly distributable cash for the current reporting period.

(c)
This amount represents our proportional 49.34 percent share of the distribution declared by our equity investee, Iroquois, for the current reporting period and includes our 49.34 percent share of the Iroquois unrestricted cash distribution amounting to approximately $2 million for both the three months ended March 31, 2019 and 2018.

(d)	Distributions to non-controlling interests represent the respective share of our consolidated entities’ distributable cash from earnings not owned by us for the periods presented.
(e)
The Partnership’s maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets.  This amount represents the Partnership’s and its consolidated subsidiaries’ maintenance capital expenditures and does not include the Partnership’s share of maintenance capital expenditures for our equity investments. Such amounts are reflected in “Distributions from equity investments” as those amounts are withheld by those entities from their quarterly distributable cash.

(f)	No incentive distributions were declared to the General Partner for the three months ended March 31, 2019 and 2018.
(g)
Distributions allocable to the Class B units are based on 30 percent of GTN’s distributable cash flow during the current reporting period, but declared and paid in the subsequent reporting period. During the three months ended March 31, 2019, 30 percent of GTN’s total eligible distributions was $12 million; therefore, no distributions were allocated to the Class B units as the threshold level of $20 million was not exceeded. Currently, we expect the 2019 threshold will be exceeded in the fourth quarter of 2019.